EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
PAWNMART, INC.

PawnMart, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.                                       The name of the Corporation is PawnMart, Inc.

2.                                       The Certificate of Incorporation of the Corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article:

“ARTICLE 1

NAME

The name of the Corporation is Xponential, Inc.”

3.                                       The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Executed on this 28th day of February, 2003.

By:	/s/ Robert W. Schleizer
Robert W. Schleizer
Executive Vice President and Chief Financial Officer